Exhibit 99.1
Alpine Immune Sciences Reports Second Quarter 2020 Financial Results and
Provides Corporate Update

- Signed option to license worldwide rights to ALPN-101 with AbbVie -
- Received $60 million upfront cash payment from AbbVie; eligible to receive up to $805 million for exercise of the option and success-based development, regulatory and commercial milestones -
- Dosed first patient in NEON-1 Phase 1 trial of ALPN-202 in patients with advanced malignancies -
- Raised $60 million in July private placement led by Omega Funds -
- Conference call and webcast today at 4:30 p.m. ET -
SEATTLE - August 11, 2020 - Alpine Immune Sciences, Inc. (NASDAQ:ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer and autoimmune/inflammatory diseases, today provided a corporate update and reported financial results for the second quarter ended June 30, 2020.

Key Second Quarter 2020 and Subsequent Highlights

•
Announced ALPN-101 Option and License Agreement with AbbVie for up to $865 million plus royalties on future sales. In June, Alpine and AbbVie announced an exclusive worldwide option and license agreement for ALPN-101, a first-in-class dual CD28/ICOS costimulation antagonist. Under the terms of the agreement, Alpine received an upfront payment of $60 million and is eligible to receive up to an aggregate of $805 million for exercise of the option and success-based development, regulatory, and commercial milestones. In addition, Alpine is eligible to receive tiered royalties on net sales of ALPN-101. In exchange, AbbVie received an exclusive option to an exclusive license for ALPN-101.

•
Initiated the first-in-human, Phase 1 Trial of ALPN-202. In June, Alpine announced the first patient had been successfully dosed in its NEON-1 Phase 1 study of ALPN‑202, a first-in-class conditional CD28 costimulator and dual checkpoint inhibitor, in advanced malignancies.

•
Raised $60 Million in a Private Placement. In July, Alpine raised $60 million in gross proceeds through a private placement led by Omega Funds with participation from Avidity Partners, EcoR1 Capital, LLC, Invus Public Equities, L.P., and Samsara BioCapital, among others. Alpine intends to use the net proceeds to fund the development of its clinical and preclinical pipeline as well as for general corporate purposes.

•	Presented at Multiple Scientific Meetings. From April to June, Alpine made a number of presentations at important scientific conferences including:

◦	ALPN-202 Study Design Presented at AACR I - “NEON-1: A first-in-human phase I open-label study of ALPN-202, a conditional CD28 costimulator and dual checkpoint inhibitor, in advanced malignancies.”

◦
ALPN-202 Additional Preclinical Data at AACR II - “ALPN-202 combines checkpoint inhibition with conditional T cell costimulation to overcome T cell suppression by M2c macrophages and improve the durability of engineered T cell anti-tumor responses.”

◦
Novel Dual BAFF/APRIL Inhibitory Domains (ALPN-303) for B cell Mediated Autoimmune Diseases at EULAR 2020 - “B Cell Modulatory Variant TNF Receptor Domains (vTDs) Identified by Directed Evolution to Inhibit BAFF and APRIL, Alone or Combined with Variant Ig Domains (vIgD™) that Inhibit T Cell Costimulation, for the Treatment of Severe Autoimmune and/or Inflammatory Disease.”

▪
ALPN-101 Phase 1 Trial Data at EULAR 2020 - “A Double Blind, Placebo Controlled, Single Ascending Dose (SAD) and Multiple Ascending Dose (MAD) Study of ALPN-101, a First-in-Class Dual ICOS/CD28 Antagonist, in Healthy Volunteers (HV).”

“The highlight of Alpine’s second quarter was the signing of a transformative option and license agreement for ALPN-101 with AbbVie. This highly competitive deal provides validation of our scientific approach and our unique Directed Evolution platform,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “Importantly, the progression of ALPN-101 is now supported by our AbbVie partnership. Our platform has yielded multiple product candidates in addition to ALPN-101. First among these is ALPN-202, for which we dosed the first patient in our NEON-1 Phase 1 study during the quarter. In addition, we were able to further strengthen our balance sheet via a $60 million private financing, adding a number of high-quality institutions to our shareholder roster. I am very proud of all we have achieved of late and I look forward to further updating you on our progress.”
Financial Highlights

•
As of June 30, 2020, Alpine had cash, cash equivalents, restricted cash, and short-term investments totaling $90.5 million. This balance includes the $60 million upfront cash payment from AbbVie for the option to license ALPN-101, but does not include the $60 million of gross proceeds from our July private placement. Taking the recent private placement into account, we ended July 31, 2020 with $147.5 million in cash, cash equivalents, restricted cash, and short-term investments. This compares to $36.1 million as of March 31, 2020.

•	Net cash provided by operating activities for the six months ended June 30, 2020 was $44.8 million compared to $19.1 million in net cash used for the same period in 2019.

•
Alpine recorded a net loss of $9.9 million and $11.9 million for the second quarters ended June 30, 2020 and 2019, respectively, and $15.5 million and $24.2 million for the six months ended June 30, 2020 and 2019, respectively.

•
Research and development expenses for the second quarter ended June 30, 2020 were $7.1 million compared to $10.2 million for the second quarter ended June 30, 2019. For the first six months of 2020 they were $12.0 million compared to $20.5 million for the same period in 2019.

•
General and administrative expenses for the second quarter ended June 30, 2020 were $3.3 million compared to $2.6 million for the second quarter ended June 30, 2019, and $5.1 million and $4.9 million for the six months ended June 30, 2020 and 2019, respectively.

Cash Guidance
Taking the recent private placement into account, Alpine ended July 31, 2020 with $147.5 million in cash, cash equivalents, restricted cash, and short-term investments. Alpine expects that its current cash resources, combined with the potential $75 million in pre-option exercise milestones payable under its option and license agreement with AbbVie, for the development and commercialization of ALPN-101, are sufficient to fund Alpine's planned operations through 2024, including a planned Phase 2 study of ALPN-101 in systemic lupus erythematosus and the further development of ALPN-202 and ALPN-303.
For additional information regarding Alpine’s planned operations, please refer to “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources” in Alpine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which Alpine anticipates filing with the Securities and Exchange Commission on or about August 11, 2020.
Conference Call
Individuals interested in listening to the conference call may do so by dialing (800) 816-3005 for domestic callers, or (857) 770-0069 for international callers, and using the conference ID: 1699961; or from the webcast link in the investor relations section of the company’s website at: www.alpineimmunesciences.com. The recorded webcast will be available for replay for approximately 30 days following the call.
About ALPN-101
ALPN-101 is a novel Fc fusion protein of a human inducible T cell costimulatory ligand (ICOSL) variant immunoglobulin domain (vIgD™), a first-in-class therapeutic designed to inhibit simultaneously the CD28 and ICOS inflammation pathways. CD28 and ICOS are closely related costimulatory molecules with partially overlapping roles in T cell activation likely playing a role in multiple autoimmune and inflammatory diseases. In June 2020, Alpine and AbbVie signed an option and license agreement for the development and commercialization of ALPN-101. During the option period, Alpine will conduct a phase 2 study in systemic lupus erythematosus. Upon exercise of the option, AbbVie will conduct all future clinical development, manufacturing, and commercialization activities for ALPN-101.

About ALPN-202
ALPN-202 is a first-in-class, conditional CD28 costimulator and dual checkpoint inhibitor with the potential to improve upon the efficacy of combined checkpoint inhibition while limiting significant toxicities. Preclinical studies of ALPN-202 have successfully demonstrated superior efficacy in tumor models compared to checkpoint inhibition alone. A phase 1 trial of ALPN-202 in advanced malignancies (NEON-1, NCT04186637) is currently enrolling.
About ALPN-303
ALPN-303 is a dual BAFF/APRIL B cell cytokine antagonist under development for the treatment of B cell-mediated inflammatory diseases. BAFF and APRIL are clinically validated targets, and in preclinical studies, ALPN-303 appears to have superior activity compared to other available inhibitors of these pathways, suggesting the potential to be best-in-class. Development activities to enable clinical trials have been initiated.
About Alpine Immune Sciences, Inc.
Alpine Immune Sciences, Inc. is committed to leading a new wave of immune therapeutics, creating potentially powerful multifunctional immunotherapies to improve patients’ lives via unique protein engineering technologies. Alpine is backed by world-class research and development capabilities, a highly productive scientific platform, and a proven management team. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and pre-clinical development activities, including those related to our collaboration with AbbVie; clinical and regulatory objectives and the timing thereof; expectations regarding the sufficiency of cash combined with the potential $75 million in pre-option exercise milestones payable under our option and license agreement with AbbVie to fund operations through 2024; the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates, including those related to our collaboration with AbbVie; our ability to achieve milestones in our collaboration with AbbVie; the progress and potential of our other ongoing development programs; the efficacy of our clinical trial designs; expectations regarding our other ongoing collaborations; the expected use of proceeds from the July 2020 private placement; the timing of our public presentations and potential publication of future clinical data; and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; our discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of expanded product development and clinical activities on operating expenses; our assumptions regarding our planned expenditures and sufficiency of cash to fund operations may be incorrect; we may not achieve additional milestones pursuant to our collaborations; the impact of competition; adverse conditions in the general domestic and global economic markets, including as a result of the ongoing COVID-19 pandemic; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Secreted Immunomodulatory Proteins”, “SIP”, “Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	June 30, 2020	December 31, 2019
	(unaudited)
Cash and cash equivalents	$88,220	$16,123
Short-term investments	1,998	24,397
Total current assets	91,236	42,302
Total assets	102,695	54,093
Total current liabilities	28,179	8,681
Total stockholders’ equity	16,228	29,474
Total liabilities and stockholders’ equity	102,695	54,093

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)
Collaboration revenue	$688	$567	$1,779	$567
Operating expenses:
Research and development	7,096	10,166	11,974	20,516
General and administrative	3,344	2,553	5,122	4,898
Total operating expenses	10,440	12,719	17,096	25,414
Loss from operations	(9,752)	(12,152)	(15,317)	(24,847)
Other income (expense):
Interest expense	(226)	(61)	(346)	(131)
Interest income	44	357	196	741
Loss before taxes	(9,934)	(11,856)	(15,467)	(24,237)
Income tax benefit	6	—	6	—
Net loss	$(9,928)	$(11,856)	$(15,461)	$(24,237)
Comprehensive income (loss):
Unrealized (loss) gain on investments	(1)	17	(16)	32
Unrealized gain (loss) on foreign currency translation	64	4	(49)	(10)
Comprehensive loss	$(9,865)	$(11,835)	$(15,526)	$(24,215)
Weighted-average shares used to compute basic and diluted net loss per share	18,588,993	18,576,199	18,588,442	18,126,556
Basic and diluted net loss per share	$(0.53)	$(0.64)	$(0.83)	$(1.34)

Alpine Immune Sciences Inc.
Contact:
Paul Rickey
Chief Financial Officer
Alpine Immune Sciences, Inc.
206-788-4545
ir@alpineimmunesciences.com

Laurence Watts
Managing Director
Gilmartin Group, LLC.
619-916-7620
laurence@gilmartinir.com